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                                                                 Exhibit 10.37


                                    EXECUTIVE

                               SEVERANCE AGREEMENT

This Agreement is made as of the 15th day of October, 2002

BETWEEN:

         NORSKE SKOG CANADA LIMITED, a corporation continued and amalgamated under the laws of Canada

         (the "Corporation")

                                                              OF THE FIRST PART,

AND:

         JAMES E. ARMITAGE

         (the "Executive")

                                                            OF THE SECOND PART.

WHEREAS:

A. The Executive is a senior executive of the Corporation and has made and is expected to continue to make significant contributions to the Corporation and its shareholders, including in particular, in connection with any proposed sale or disposition of the shares or assets of the Corporation which may be undertaken by the Corporation or its principal shareholder, Norske Skogindustrier ASA ("NSI"); and

B. The Corporation desires to assure itself of both the present and future continuity of management, to induce the Executive to remain with the Corporation in connection with any Proposed Transaction (as defined below) and to provide severance benefits for the Executive to be available only on and after completion of a Proposed Transaction.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the Corporation and the Executive agree as follows:

1.       INTERPRETATION

1.1. DEFINITIONS. In this Agreement, the following terms will have the following meanings unless the context otherwise requires:

         (a) "Base Salary" means the annualized monthly base salary of the Executive at the date of completion of a Proposed Transaction;
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         (b)      "Business Day" means any day other than a Saturday, Sunday or a day observed as a holiday in Vancouver, British Columbia;

         (c)      "Board" means the board of directors of the Corporation;

         (d)      "Cause" means the occurrence of any of the following:

                  (i) continued failure by the Executive to substantially perform his duties with the Corporation (other than any such failure resulting from his Disability) after a demand for substantial performance improvement has been delivered in writing to the Executive by the Corporation which specifically identifies the manner in which it is believed that the Executive has not substantially performed his duties and after allowing the Executive an opportunity to improve his performance; or

                  (ii) engaging by the Executive in misconduct which is materially injurious (financially or otherwise) to the reputation or business of the Corporation;

         (e) "Common shares" means the Common shares without par value in the capital of the Corporation;

         (f) "Constructive Dismissal" means a unilateral change by the Corporation, without the Executive's consent, of a fundamental term or condition of the Executive's employment including:

                  (i) a significant reduction in the Executive's responsibilities and duties;

                  (ii) a decrease of more than 5% in the total compensation package provided to the Executive; and

                  (iii) a transfer on a permanent basis of the Executive to an office or location other than within the Greater Vancouver Regional District;.

         (g) "Disability" means the physical or mental illness of the Executive resulting in the Executive's absence from his full time duties with the Corporation;

         (h)      "Dispute" has the meaning ascribed thereto in section 7;

         (i) "Effective Date" means the date of termination of employment of the Executive specified in a notice given by the Corporation or the date of Constructive Dismissal;

         (j) "Executive Benefits" has the meaning ascribed thereto in subsection 4.1(b) or subsection 5.1(b) as applicable;

         (k) "Normal Retirement Date" means the date, if any, as of which the Executive would be required to retire, determined in accordance with the Corporation's practices and policies relating to retirement generally, which practices and
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                  policies apply to its senior executives and are in effect
                  immediately prior to the completion of a Proposed Transaction or at the Effective Date, whichever is more favourable to the Executive and, in absence of any such practices and policies, means the date as of which the Executive attains the age of 65;

         (l) "Person" means any individual, partnership, joint venture, company, corporation, unincorporated association or any other entity;

         (m)      "Proposed Transaction" shall mean any of the following:

                  (i) any change in ownership, direct or indirect, of shares of the Corporation and/or securities ("Convertible Securities") convertible into, exchangeable for or representing the right to acquire shares of the Corporation, as a result of or following which NSI beneficially owns, directly or indirectly, or exercises control or direction over, shares of the Corporation and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by NSI, NSI would beneficially own, directly or indirectly, or exercise control or direction over, shares of the Corporation that would entitle the holders thereof to cast more than 50% of the votes attaching to all shares of the Corporation that may be cast to elect directors of the Corporation;

                  (ii) any change in ownership, direct or indirect, of shares of the Corporation and/or Convertible Securities, as a result of or following which an Acquiror (as defined in paragraph (vi) below) beneficially owns, directly or indirectly, or exercises control or direction over, shares of the Corporation and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquiror,

                           A. the Acquiror would beneficially own, directly or indirectly, or exercise control or direction over, shares of the Corporation that would entitle the holders thereof to cast more than 35% of the votes attaching to all shares of the Corporation that may be cast to elect directors of the Corporation, and

                           B. if NSI then beneficially owns, directly or indirectly, or exercises control or direction over, shares of the Corporation that would entitle holders thereof to cast more than 35% of the votes attaching to all shares of the Corporation that may be cast to elect directors of the Corporation, the Acquiror would beneficially own, directly or indirectly, or exercise control or direction over, shares of the Corporation that would entitle the holders thereof to cast more of the votes attaching to all shares of the Corporation that may be cast to elect directors of the Corporation than may be cast by holders of shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, by NSI;
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                  (iii)    the acquisition by NSI or an Acquiror of all or
                           substantially all of the assets of the Corporation;
                           or

                  (iv) a merger of the Corporation with or into one or more other companies, corporations, trusts or other entities (other than subsidiaries of, or trusts or other entities controlled by, the Corporation):

                           A. where the members of the Board of Directors of the Corporation immediately prior to the consummation of the merger do not constitute a majority of the directors, trustees or other governing body of the company, corporation, trust or other entity surviving or continuing from the merger; or

                           B. that results in the securityholders of the parties to the merger other than the Corporation owning, directly or indirectly, securities of the company, corporation, trust or other entity surviving or continuing from the merger that entitle the holders thereof to cast more than 35% of the votes attaching to all securities of the surviving or continuing company, corporation, trust or other entity that may be cast to elect its directors, trustees or other governing body; or

                           C. that has been designated by resolution of the directors of the Corporation as a Proposed Transaction prior to the consummation of the merger;

                  and for the purposes of this clause 1.1(m)

                  (v) the expression "NSI" shall include any group of persons which includes NSI, any persons acting jointly or in concert with NSI and any persons associated or affiliated within the meaning of the Securities Act (British Columbia) with NSI, or any such group of persons or persons acting jointly or in concert;

                  (vi) the expression "Acquiror" shall mean a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Securities Act (British Columbia) with any such person, group of persons or persons acting jointly or in concert, but shall not include an Acquiror as so defined which consists of or includes NSI; and

                  (vii) the expressions "change in ownership", "acquisition" and "merger" include, as the context may require, a transaction or series of transactions by way of takeover bid, purchase, exchange, lease, statutory amalgamation, statutory merger, reorganization, consolidation, statutory arrangement, recapitalization, liquidation or other business combination;
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         (n)      "Protection Period" means the period commencing on the date of the completion of a Proposed Transaction and ending on the second anniversary of that date;

         (o) "Related Person" means in relation to any Person participating in a Proposed Transaction, any Affiliate (as defined in the Canada Business Corporations Act)) of that Person and any other Person which, pursuant to any agreement, commitment or understanding, acts jointly or in concert with that Person in connection with the completion of a Proposed Transaction;

         (p) "Retirement" means the retirement of the Executive from employment by the Corporation on or after the Normal Retirement Date;

         (q) "SAR" means any right granted pursuant to and in accordance with the terms of any of the SAR Plan;

         (r) "SAR Plan" means any share appreciation right plan or similar plan of the Corporation in respect of Common shares, in each case as constituted and administered at the Effective Date;

         (s) "Selling Price Per Share" means the purchase price or value of the consideration paid for each Common share of the Corporation purchased or otherwise acquired pursuant to a Proposed Transaction and which, in the case of a Proposed Transaction involving the sale of all or substantially all of the assets of the Corporation, will be equal to the aggregate purchase price (after deduction of debt retired by the Corporation or assumed by the purchaser in connection with the Proposed Transaction and transaction costs) for all of such assets in the Proposed Transaction divided by the number of outstanding Common shares of the Corporation on the date of completion of the Proposed Transaction;

         (t) "Short Term Incentive Plan" means the Corporation's Short Term Incentive Plan and any other executive cash bonus or incentive plan of the Corporation, in each case as constituted and administered at the Effective Date;

         (u) "Stock Option" means any right to subscribe for Common shares issued pursuant to any Stock Option Plan;

         (v) "Stock Option Plan" means the Corporation's 1995 Stock Option Plan and any other employee stock option plan of the Corporation, in each case as constituted and administered at the Effective Date;

         (w) "Term" means the period commencing as of the date hereof and ending on September 30, 2004 or such date later than September 30, 2004 as the Corporation may from time to time by notice to the Executive specify;

         (x)      "Termination Date" means the earliest of:
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                  (i)      the date immediately following the expiry of 24
                           months from the Effective Date;

                  (ii) the date of commencement of alternate employment by the Executive as contemplated by section 4.2;

                  (iii) the date of the termination of the Executive's employment with the Corporation by reason of his death or for Cause;

         (y) "Termination Leave" means the period commencing on the Effective Date and ending on the Termination Date.

1.2. DATE OF COMPLETION - For the purposes of this Agreement, the term "date of completion" where used in connection with a Proposed Transaction means the date on which the actual transfer of the Common shares or assets of the Corporation or corporate transaction comprising the Proposed Transaction takes effect.

1.3. GENDER AND NUMBER. Unless otherwise expressly provided for in this Agreement or unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

2.       OPERATION OF AGREEMENT

2.1. Subject to subsection 2.2, this Agreement will be effective and binding on the parties hereto immediately upon its execution but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until the completion of a Proposed Transaction occurs. Upon and concurrently with the completion of a Proposed Transaction at any time during the Term, without further action on the part of any party, this Agreement shall become immediately operative. For the avoidance of doubt, this Agreement will not be applicable in respect of the termination of the Executive's employment with the Corporation for any reason whatsoever at any time prior to the commencement of the Protection Period, in which case the Executive's then existing terms of employment and legal rights in connection with any such termination will apply.

2.2. Section 3 of this Agreement will not apply to any termination by the Corporation of the Executive's employment in connection with the completion of any Proposed Transaction if:

         (a) the Executive has entered into a new employment arrangement with the purchaser of all or substantially all of the assets of the Corporation as contemplated in paragraph 1.1(m)(iii) (the "Purchaser"); and

         (b) the Purchaser has agreed to be bound by and has assumed all of the obligations of the Corporation under this Agreement.
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         For greater certainty, if the Executive remains employed by the
         Purchaser for the duration of the Protection Period, all rights of the Executive under this Agreement as against the Purchaser will cease immediately following the last day of that Period.

3.       TERMINATION AFTER COMPLETION OF A PROPOSED TRANSACTION

3.1. In the event during the Protection Period of either (i) the receipt by the Executive of notice of termination of his employment by the Corporation (other than by reason of his Disability or Retirement or for Cause) or (ii) the Executive's Constructive Dismissal, the Executive may, within seven days after receipt of notice of termination or the Executive's Constructive Dismissal, whichever is applicable, elect by written notice to the Corporation to accept Termination Leave in accordance with section 4 of this Agreement or receive a Lump Sum Settlement in accordance with section 5 of this Agreement.

3.2.     If no election is made by the Executive within the period specified in section 3.1, the Executive shall be deemed to have elected to accept Termination Leave in accordance with section 4.

4.       TERMINATION LEAVE ELECTION

4.1. Subject to subsection 4.2, during the Termination Leave the Executive will remain an employee of the Corporation and will be entitled to a leave of absence from work on the following terms:

         (a) the Corporation will on the last Business Day of each month during the Termination Leave pay to the Executive an amount equal to one-twelfth (1/12) of the Base Salary, less all deductions provided for in Schedule A or as required of the Corporation by law;

         (b) all benefits and perquisites to which the Executive was entitled immediately prior to the Effective Date will terminate on that Date, except that the Corporation will provide to, continue or maintain for the Executive, as applicable, the benefits and perquisites described in Schedule A (the "Executive Benefits");

         (c) the Executive will continue to participate in the Short Term Incentive Plan on the following terms:

                  (i) subject to paragraph (ii) of this subsection, payments to the Executive of any bonus awards under the Short Term Incentive Plan will continue to be made to the Executive in accordance with the Plan's terms;

                  (ii) bonus awards payable to the Executive under the Short Term Incentive Plan will be based solely on the corporate financial performance portion of the awards payable under the Plan and the Executive will not be entitled to receive any awards which may be payable under the Plan based on achievement of individual objectives;
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                  (iii)    in the event that at any time during the Termination
                           Leave a determination of bonus awards cannot be made under the Short Term Incentive Plan as a result of a material change in the Corporation's business, any merger or other corporate reorganization involving the Corporation or the disposition of all or some of its assets, the Corporation will pay a bonus award to the Executive based on an amount equal to 75% of the Executive's target bonus amount for the fiscal year of the Corporation in which the Effective Date occurred, which amount will be paid to the Executive in accordance with the terms of the Plan and this Agreement; and

                  (iv) any payment to the Executive under the Short Term Incentive Plan for the fiscal year in which the Termination Date occurs will be pro-rated to the Termination Date; and

         (d) all obligations, if any, of the Corporation to the Executive in respect of the granting of any SAR or Stock Option shall terminate on the Effective Date.

4.2. If, after the Effective Date, the Executive commences alternate employment (of which the Executive shall promptly notify the Corporation) which is comparable as to aggregate annual compensation and authority, duties and responsibilities to the position held by the Executive immediately prior to the Effective Date, the obligations of the Corporation pursuant to section 4.1 will upon the commencement of such alternate employment immediately be altered as follows:

         (a) all rights of the Executive to receive monthly payments pursuant to subsection 4.1(a) will cease and the Corporation will forthwith pay to the Executive a cash lump sum comprised of an amount equal to one half of the amount which the Executive would have been entitled to receive pursuant to subsection 4.1(a) for each month (or portion thereof) remaining in the Termination Leave had it continued for a period of 24 months from the Effective Date;

         (b) the Executive's entitlement to participate in any of the Executive Benefits will cease effective from the date of commencement of that employment (unless otherwise expressly stated in Schedule A); and

         (c) the Executive's entitlement to participate in the Short Term Incentive Plan will cease, subject to any payment to which the Executive would have been entitled if the Termination Date were the date of termination of his employment by the Corporation (without Cause) as contemplated by the Plan.

4.3. The employment of the Executive with the Corporation will terminate on the Termination Date.
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5.       LUMP SUM SETTLEMENT ELECTION

5.1. On the Effective Date, the Executive will cease to be an employee of the Corporation on the following terms:

         (a) within fourteen days after the Effective Date, the Corporation will pay to the Executive, in addition to salary due to the Executive for the period ending on the Effective Date, the sum of:

                  (i) an amount representing all of the Executive's accrued regular and extended vacation entitlement, if applicable, to the Effective Date; and

                  (ii) an amount equal to 80% of the amount calculated by multiplying two times the sum of the Base Salary and the Executive's target bonus amount for the fiscal year of the Corporation in which the Effective Date occurred;

         (b) all benefits and perquisites to which the Executive was entitled immediately prior to the Effective Date will terminate on the Effective Date, except that the Corporation will provide to, continue or maintain for the Executive, as applicable, the benefits and perquisites described in Schedule B (the "Executive Benefits"); and

         (c) the Executive's entitlement to participate in the Short Term Incentive Plan will cease on the Effective Date, and in lieu of any cash award for the fiscal year in which the Effective Date occurs, the Corporation will pay a bonus award to the Executive based on an amount equal to 75% of the Executive's target bonus amount for the fiscal year of the Corporation in which the Effective Date occurred, which amount will be pro-rated to the Effective Date and paid to the Executive in accordance with the terms of the Short Term Incentive Plan; and

         (d) all obligations, if any, of the Corporation to the Executive in respect of the granting of any SAR or Stock Option shall terminate on the Effective Date.

5.2. For greater certainty, the employment of the Executive with the Corporation will terminate on the Effective Date.

6.       DUTY TO MITIGATE

6.1. The Executive will not be subject to any duty or obligation to seek alternate employment or other sources of income or benefits, or to mitigate his damages, or to any similar duty or obligation, following or as a result of any termination of his employment by the Corporation either expressly by notice without Cause or by Constructive Dismissal and, except as specifically provided in section 4.2, no payments or other obligations of the Corporation under this Agreement will be subject to any rights of set-off, duty to mitigate or other reduction, and all such payments and obligations will be paid and performed in full notwithstanding any alternate employment or other sources of income or benefits obtained or received or receivable by the Executive.
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7.       DISPUTE RESOLUTION REGARDING CONSTRUCTIVE DISMISSAL AND OTHER BENEFITS

7.1. If any dispute or question (a "Dispute") arises between the Corporation and the Executive concerning the determination as to whether a Constructive Dismissal of the Executive has occurred (including with respect to the date of such dismissal), the entitlement of the Executive to any Executive Benefits under this Agreement or whether the Executive has been terminated for Cause, the Corporation and the Executive will attempt in good faith to resolve the Dispute. If the Corporation and the Executive have not agreed to a settlement of the Dispute within 30 days from the date on which the Dispute first became known to both parties, then the Corporation and the Executive agree that the Dispute will be submitted to arbitration in Vancouver, British Columbia, before a sole arbitrator agreed to by both parties. The parties agree that the Rules of the British Columbia International Commercial Arbitration Centre for the conduct of domestic commercial arbitrations do not apply. However, the arbitrator may be guided by Rules 1, 3, 6, 8, 9, 13, 15, 16, 19-36, and 39-45, in establishing the rules for the arbitration. In the event that the parties are unable to agree on the appointment of a sole arbitrator in accordance with this section 7 within 45 days from the date on which the Dispute first became known to both parties, a sole arbitrator for this purpose will be determined for the parties in accordance with section 17 of the Commercial Arbitration Act, R.S.B.C. 1996, c.55.

7.2. The Corporation and the Executive agree that a Dispute will not be made the subject matter of an action in any court by either the Corporation or the Executive unless the Dispute has first been submitted to arbitration and finally determined by a sole arbitrator in accordance with this section 7, and that any such action will only be for the purposes of enforcing the decision of the arbitrator and the costs incidental to the action. In any such action the decision of the sole arbitrator will be conclusively deemed to determine the rights and liabilities between the Corporation and the Executive in respect of the matter which is the subject of the Dispute.

7.3. In the event that the Executive receives an award in any Dispute which exceeds the offer for settlement of such Dispute by the Corporation immediately preceding an arbitration pursuant to this section 7, the Corporation agrees to pay to the Executive any and all costs and expenses (including reasonable legal fees) incurred by the Executive in connection with the Dispute concurrently with the payment of any award made pursuant to such arbitration.

8.       SARS AND STOCK OPTIONS

8.1. If the Executive holds any SARs or Stock Options at the date of completion of a Proposed Transaction which results in a payment to holders of Common shares of cash or securities, the Corporation and the Executive agree that:

         (a) this Agreement will constitute a notice pursuant to the applicable provision of each of the SAR Plans such that, on the date of completion of the Proposed Transaction, the Corporation will pay to the Executive an amount equal to the result obtained by multiplying the excess, if any, of the Selling Price Per Share over the Exercise Price (as defined in the respective SAR) by the number of the
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                  Common shares in respect of which each SAR remains
                  unexercised (whether or not such SAR would then be exercisable);

         (b) upon payment of all amounts pursuant to subsection 8.1(a), all rights of the Executive pursuant to the SARs, any share appreciation rights agreement entered into between the Corporation and the Executive and the SAR Plans will terminate; and

         (c) the provisions of sections 7.5, 7.6 and 7.7 of the Corporation's 1995 Stock Option Plan shall apply to every Stock Option with respect to a Proposed Transaction; provided that for purposes of subsection 7.5.2 thereof the Market Price (as defined in the 1995 Stock Option Plan) on the date of completion of the Proposed Transaction shall be deemed to be equal to the Selling Price Per Share.

9.       ACCEPTANCE OF TERMS

         The terms set out in this Agreement are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which the Executive has or may have upon the termination of his employment by the Corporation (other than by reason of his Disability or Retirement or for Cause) including by Constructive Dismissal. The entering into of this Agreement by the Corporation will effect a full and complete release of the Corporation from any and all claims which the Executive may then have for whatever reason or cause in connection with the Executive's employment and in respect of such termination (except for any claims arising in connection with the performance by the Corporation of its obligations under this Agreement) and, as a pre-condition to receiving any payments or benefits pursuant to this Agreement, the Executive specifically agrees to execute and deliver to the Corporation a release document to that effect in the form set out in Schedule C and resignation as an officer of the Corporation and as an officer or director of any affiliate of the Corporation in which the Executive is an officer or director.

10.      WITHHOLDING OF TAXES

         The Corporation may withhold from any amounts payable to the Executive under this Agreement all federal, provincial, state, city or other taxes as the Corporation is required to withhold pursuant to any law or government regulation or ruling, and such other amounts as the Executive has authorized or may authorize the Corporation to deduct or withhold.

11.      NOTICES

         Any notice required or permitted to be given under this Agreement will be in writing and will be properly given if delivered by hand or mailed by prepaid registered mail addressed as follows:
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         (a)      in the case of the Corporation, to:

                  Norske Skog Canada Limited
                  9th Floor, 700 West Georgia Street
                  Vancouver, B.C.
                  V7Y 1J7
                  Attention:  President

         (b)      in the case of the Executive, to:

                  4026 West 8th Avenue
                  Vancouver, BC V6R 1Z5

         or to such other address as the parties may from time to time specify by notice given in accordance with the Agreement. Any notice given will be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed by registered mail, on the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

12.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to the payment to the Executive of severance benefits in connection with any Proposed Transaction and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no covenants, conditions, agreements, representations, warranties or other terms or provisions, express or implied, collateral, statutory or otherwise, relating to the payment to the Executive of severance benefits in connection with any Proposed Transaction except as provided in this Agreement.

13.      SEVERABILITY

         If any term or other provision contained in this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled.

14.      EXECUTION OF DOCUMENTS

         Each of the Corporation and the Executive agrees to execute all such documents and to do all such acts and things as the other party may reasonably request and as may be lawful and within its powers to do or to cause to be done in order to carry out and/or implement the provisions or intent of this Agreement.
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15.      APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

16.      AMENDMENT AND WAIVERS

         No amendment or waiver of any provision of this Agreement will be binding on any party unless consented to in writing by that party. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver constitute a continuing waiver unless otherwise provided.

17.      SUCCESSORS AND ASSIGNS

         This Agreement will enure to the benefit of and be binding upon the Executive and his heirs, executors, administrators and other legal personal representatives and upon the Corporation and its successors and assigns. This Agreement is personal to the Executive and may not be assigned by him.

18.      ACKNOWLEDGEMENT

         The Executive hereby acknowledges that he has been afforded a reasonable opportunity to obtain independent legal advice regarding the matters contained in and contemplated by this Agreement prior to the Executive executing this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                                    NORSKE SKOG CANADA LIMITED

                                    by: /s/ R. Horner
                                        ---------------------------------------
                                        President

                                    /s/ James E. Armitage
                                    -------------------------------------------
                                    JAMES E. ARMITAGE

                                   SCHEDULE A

                    TREATMENT OF BENEFITS AND PERQUISITES ON

                          ELECTION OF TERMINATION LEAVE

1. The following benefits will be provided, continued or maintained until the Termination Date:

         (a) Provincial Medical Services Plan (MSP): coverage for Executive and dependants

         (b) Extended Health Benefits (EHB): coverage for Executive and dependants

         (c)      Dental Benefits: coverage for Executive and dependants

         (d) Life Insurance: the current level of coverage (up to 3x of annual salary) will continue until the Termination Date. The Executive will have 31 days from the Termination Date to convert this coverage to an individual life insurance policy, to a maximum of $200,000.

         (e) Employee Share Purchase Plan: monthly contributions by way of payroll deduction by the Executive and matching Corporation contributions will continue to the earlier of the Termination Date, the Executive's election to cease contributions, or the termination of the Plan. The provisions of the Plan relating to termination of employment shall apply at the Termination Date, but the Executive shall be entitled to exercise his rights under the share withdrawal provision of the Plan prior to that time.

         (f) Group RRSP: participation (outside of the SELECTIONS program) by way of payroll deduction by the Executive will continue until the Termination Date.

         (g)      Other Payroll Deductions: payroll deductions, such as:

                  o        auto plan

                  o        computer loan

                  o        personal lines insurance

                  o        leased vehicle driver option

                  o        Canada Savings Bonds

         will continue to be deducted from the Executive's payments during the Termination Leave, with the full amount due and payable on the Termination Date. Eligibility to
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         renew any of the above deductions will terminate as of the commencement of the Termination Leave.

2. The following benefits will cease at the commencement of the Termination Leave as shown below:

         (a) Life Insurance: any optional coverage for the Executive, his spouse or his children, will cease at the commencement of the Termination Leave. The Executive will have 31 days from the last day worked to convert all or part of his Executive and/or spousal coverages to individual life insurance policies, to a maximum of $200,000 each.

         (b)      Accidental Death and Dismemberment Benefits:

                  (i) All 24 hour company paid accidental death and dismemberment insurance benefits, will cease at the commencement of the Termination Leave.

                  (ii) All Executive, spousal and child optional accidental death and dismemberment benefits will cease at the commencement of the Termination Leave; the Executive may elect to convert all or part of his Executive and/or spousal coverages to individual coverage, within 31 days after the commencement of the Termination Leave.

         (c) Disability Benefits: short term and long term disability coverage will cease at the commencement of the Termination Leave.

         (d) Charitable donations and social club fees will cease to be deducted at the commencement of the Termination Leave.

         (e) Vacation: the accrual of regular and, if applicable, extended vacation entitlement will cease on the commencement of the Termination Leave. All accrued regular and extended vacation entitlement, including pro-rated regular and, if applicable, extended entitlement to the Termination Date, will be paid to the Executive at the commencement of the Termination Leave.

3. Perquisites will continue during the Termination Leave, in accordance with the following:

         (a) Leased Automobile: the Corporation will continue to lease the automobile, presently leased by the Corporation and designated for the Executive's use, until the Termination Date and bear all reasonable costs associated with its maintenance, including insurance, but excluding fuel.

         The Executive is entitled to elect to purchase the automobile at any time during the Termination Leave, for the then current residual option price of the automobile. The Executive will bear all sales and other tax costs and any other costs and taxes which may be associated with such transfer.
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                                      3


         (b) Financial Counselling: to the extent the Executive is eligible for this perquisite at the time of commencement of the Termination Leave, the current level of financial counselling will continue until the Termination Date.

         (c) Corporation Loans (Housing): the Executive must continue to repay any loans at the rate not less than what is currently being deducted from his salary payments, but in any event shall repay the loan in full by the Termination Date.

         (d) Club Memberships: to the extent the Executive has been granted a club membership at the time of commencement of the Termination Leave, the Corporation will continue to pay for the employee's membership until the Termination Date. Upon the Termination Date corporate (as opposed to personal) club memberships will remain with the Corporation.

4. Post-Retirement Medical and Dental Benefits will apply as follows:

         If the Executive is age 51 or older as of the Effective Date, he will be eligible on the latter of the first of the month following the Termination Date or the first of the month following his 55th birth date, to apply for medical, extended health and dental benefits on the basis of treatment equivalent to that being received by an employee of the Corporation who retired on the Effective Date.

5.       Pension Benefits:

         (a) The Executive will continue to participate in the registered pension plan and unfunded supplemental plan in which the Executive is enrolled on the date of commencement of the Termination Leave (the "Pension Plans") on the following terms:

                  (i) for the purposes of any contribution (notional or actual) provision of the Pension Plans, the amounts paid to the Executive pursuant to section 4.1(a) of the Agreement shall be treated in the same manner that payments of salary to the Executive were recognized prior to the date of commencement of the Executive's Termination Leave, and the amounts paid to the Executive pursuant to section 4.1(c) of the Agreement shall be treated in the same manner that payments under the Corporation's incentive compensation programs were recognized prior to the date of commencement of the Executive's Termination Leave;

                  (ii) if on the Termination Date the Executive has not satisfied a vesting condition under the Pension Plans, the Executive will be deemed to have satisfied this condition;

                  (iii) upon the completion of the Executive's Termination Leave, the Executive shall become entitled to benefits under the Pension Plans on the basis that the Executive terminated employment with the Corporation on that date.
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                                      4


         (b) If the circumstances described in section 4.2 of the Agreement arise, the Executive shall immediately stop accumulating further benefits under the Pension Plans, and, without limitation, any payment the Executive becomes entitled to pursuant to section 4.2(a) of the Agreement shall not be recognized under any contribution (actual or notional) provision of the Pension Plans.

                                   SCHEDULE B

                    TREATMENT OF BENEFITS AND PERQUISITES ON
                         ELECTION OF LUMP SUM SETTLEMENT

All benefits, privileges and perquisites the Executive might formerly have received as a result of employment with the Corporation will cease as of the Effective Date except as expressly set out below:

1. Provincial Medical Services Plan (MSP): coverage for Executive and dependants will cease at the end of the month in which the Effective Date occurs.

2. Life Insurance: the current level of coverage (up to 3 times annual salary) will continue until the Effective Date, and the Executive will have 31 days from the Effective Date to convert this coverage to an individual life insurance policy, to a maximum of $200,000.

3. Optional Life Insurance: any executive, spousal, or child optional life insurance coverage the Executive had by reason of employment with the Corporation will cease on the Effective Date. The Executive may convert all or part of any optional executive and/or spousal insurance, up to a maximum of $200,000 each, within 31 days of this date, to individual life insurance policies at prevailing individual, as opposed to group insurance rates and without medical examination.

4.       Accidental Death and Dismemberment Insurance ("AD&D"):

         (a)      coverage under AD&D will cease on the Effective Date; and

         (b) any executive, spousal, or child optional AD&D coverage the Executive had by reason of employment will cease on the Effective Date; the Executive may elect to convert all or part of any optional executive and/or spousal insurance, up to a maximum of $200,000 each, within 31 days after the Effective Date.

5. Health Spending Account: contributions by the Executive will cease on the Effective Date. The Executive may submit claims against the balance accrued to the Effective Date, until the end of the calendar year in which the Effective Date occurs.

6. Disability Benefits: short term and long term disability coverage will cease at the Effective Date.

7. Vacation: all accrued regular and extended vacation entitlement, including pro-rated regular and, if applicable, extended entitlement to the Effective Date, will be paid to the Executive at the Effective Date.

8. Share Purchase Plan: participation and/or contributions through payroll deduction will cease on the Effective Date. All amounts in the Executive's account must be withdrawn within 30 days of the Effective Date.
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                                      2


9. Group RRSP: participation and/or contributions by way of payroll deduction by the Executive will cease at the Effective Date. Treatment of the Executive's fund balances will be as per the terms of the Plan.

10. Leased Automobile: the Executive is entitled to elect to purchase the automobile leased by the Corporation, and designated for his use, at the Effective Date for the then current residual option price of the automobile. The Executive will bear all sales and other tax costs and any other costs and taxes which may be associated with any such transfer.

11.      Club Memberships:

         (a) the payment by the Corporation of any personal club memberships held by the Executive will cease on the Effective Date; and

         (b) the payment of any corporate club membership dues in respect of the Executive will cease on the Effective Date, and the membership will remain with the Corporation.

12. Corporation Loans, i.e. housing, auto insurance, leased vehicle driver option, computer purchase, etc.: the balance outstanding on any and all company loans granted to the Executive will become due and payable in full on the Effective Date.

13. Canada Savings Bonds: if the Executive was purchasing Canada Savings Bonds through payroll deductions, he may elect to receive a refund for the amount already paid, or purchase the bond in full within 5 days after the Effective Date.

14. Charitable donations and social club fees: deductions will cease at the Effective Date.

15. Pension: the Executive shall at the Effective Date immediately stop accumulating further benefits under the registered pension plan and unfunded supplemental plan in which the Executive is enrolled at the Effective Date (the "Pension Plans") and, without limitation, all payments the Executive becomes entitled to pursuant to section 5.1 of the Agreement shall not be recognized under any contribution (actual or notional) provision of the Pension Plans. If on the Effective Date the Executive has not satisfied a vesting condition under the Pension Plans, the Executive will be deemed to have satisfied that condition.

16. Post Retirement Medical and Dental Benefits: if the Executive is age 51 or older as of the Effective Date, he will become eligible on the later of the first of the month following the Effective Date or the first of the month following his 55th birth date, to apply for medical, extended health and dental benefits on the basis of treatment equivalent to that being received by an employee of the Corporation who retired on the Effective Date.

                                   SCHEDULE C

                                     RELEASE

IN CONSIDERATION for the payment to me of $1.00 by NORSKE SKOG CANADA LIMITED (the "Corporation") and for the entry by the Corporation into the Executive Severance Agreement (the "Agreement") dated as of the day of October, 2002 between the Corporation and me (the receipt and sufficiency of which are hereby acknowledged), I, James Armitage, HEREBY RELEASE AND FOREVER DISCHARGE the Corporation, its related and affiliated companies and subsidiaries (collectively "Norske Skog"), and its officers, directors, and employees, from any and all actions, causes of action, claims and demands, which in any way relate to my employment and the termination of my employment with Norske Skog, including any claim arising from the provisions of the EMPLOYMENT STANDARDS ACT, HUMAN RIGHTS ACT or other applicable legislation. I FURTHER AGREE that the consideration I have received includes full payment for any claim I may have under such legislation.

The terms of this release set out the entire agreement between myself and Norske Skog and are intended to be contractual and are not a mere recital.

I declare that I fully understand the terms of this settlement, I have been advised to seek independent professional advice before executing this document and that I voluntarily accept the consideration, for the purpose of making a full and final compromise and settlement of all claims.

I further understand and agree that the terms of this settlement will remain confidential and will not be disclosed by me to third parties, except to my professional advisors and to my family, and as may be required by law.

Dated this ______ day of __________, 2002, at ________________, in the Province
of British Columbia.

WITNESSED BY:

----------------------------                         --------------------------
Witness - Signature                                  James E. Armitage

---------------------------
Witness - Address

---------------------------
Witness - Occupation